National Reports Earnings for Second Quarter Fiscal 2005            Exhibit 99.1


News Media:                                    Financial:
Jeff Weir                                      Jennifer Stratiff
National Semiconductor                         National Semiconductor
(408) 721-5199 or (408) 242-4827               (408) 721-5007
jeff.weir@nsc.com                              invest.group@nsc.com

National Semiconductor Streamlines Manufacturing Operations, Cuts Expenses to Align with Business Model

     o Company Can Optimize Analog Business Model with Leaner  Infrastructure
     o 550 Positions Affected Worldwide, with Majority Coming from Factories

SANTA CLARA, CALIF., January 6, 2005 - National Semiconductor Corporation (NYSE:NSM) today initiated a global program to reduce expenses, streamline manufacturing operations in line with the current utilization of National's factories, and adjust factory levels required to support its ongoing higher value-added analog business model. These actions will affect approximately 550 people, most of whom work in National's manufacturing plants in the United States, Europe and Asia. As a result of these actions, the company expects to incur approximately $22-$26 million of severance and related expenses, most of which will be recorded in the third quarter of fiscal 2005.

National's capacity utilization percentage in its wafer fabrication plants ran in the mid-90s for most of fiscal 2004. However, during National's fiscal 2005 second quarter, which started August 30, 2004, the company's wafer fabrication utilization rates declined to the mid-60s due to significant inventory reductions in the distribution channel and lower demand than expected in some markets. In addition, as the company continues to strategically de-emphasize its lower margin and commodity businesses, more of the company's manufacturing capacity becomes available for higher margin Analog products.

"These actions reflect our continuing focus on higher value-added Analog products and our de-emphasis on commodity products," said Brian L. Halla, National's chairman, president and CEO. "We will, of course, make available excellent outplacement support, financial advice and counseling to all affected employees."

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In  addition  to  adjusting  personnel  levels  in its  factories,  National  is eliminating approximately 100 positions from several product lines and support functions at various sites, including National's corporate headquarters in Santa Clara. In total, the personnel reductions will lower National's global workforce by approximately 6 percent.

National's  third  quarter  financial   announcement  and  conference  call  are
scheduled for March 10, 2005, at which time the company will discuss Q3 results as well as the impact of these actions on the company's costs going forward.

Special Note
This release contains forward-looking statements dependent on a number of risks and uncertainties pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These factors include, but are not restricted to, new orders received and shipped during the quarter, the degree of factory utilization, the sale of inventories at existing prices, and the ramp up of recently introduced products. Other risk factors are included in the company's 10-K for the year ended May 30, 2004 (see Outlook and Risk Factors sections of Management's Discussion and Analysis of Financial Conditions and Results of Operations) and the 10-Q for the quarter ended August 29, 2004.

About National
Semiconductor  National  Semiconductor,  the industry's  premier analog company, creates high performance analog devices and subsystems. National's leading-edge products include power management circuits, display drivers, audio and operational amplifiers, communication interface products and data conversion solutions. National's key markets include wireless handsets, displays, PCs and laptops. The company's analog products are also optimized for numerous applications in a variety of electronics markets, including medical, automotive, industrial, and test and measurement. Headquartered in Santa Clara, California, National reported sales of $1.98 billion for fiscal 2004, which ended May 30, 2004. Additional company and product information is available at www.national.com.
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